UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 5, 2008

ACIES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada                           000-49724                         91-2079553
(State Or Other                (Commission                    (IRS Employer
     Jurisdiction Of                  File Number)                  Identification No.)
                                                                                                            Incorporation)

14 Wall Street, Suite 1620, New York, New York 10005
(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code:   (800) 361-5540

Not Applicable
(Former Address, if changed since Last Report) (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 3.02 of this Current Report on Form 8-K is incorporated by reference in response to this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

On June 5, 2008, Oleg Firer, Chief Executive Officer of Acies Corporation (the "Company"), executed an 8% Convertible Promissory Note (the "Note") of the Company in favor of Pinnacle Three Corporation (the "Holder") in consideration for $450,000.  Under the terms and conditions of the Note, the Company promised to pay to the Holder a principal sum in the amount of the $450,000 advanced to the Company by Holder, together with accrued and unpaid interest at the rate of 8% per annum, on November 23, 2010. The Note was also convertible into shares of the Company’s common stock at an exercise price of $0.02 per share. On June 6, 2008, the Holder exercised its option to convert the unpaid principal balance, together with accrued interest, on the Note in the aggregate amount of $450,300, at an exercise price of $0.02 per share, into an aggregate of 22,515,000 shares of the Company’s common stock (the “Shares”).  The Shares if issued would represent beneficial ownership (as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of approximately 30% of the Company’s outstanding common stock.

The Board of Directors has not approved or ratified the financing, the Company has not delivered the Shares, and on June 23, 2008, counsel for the Holder notified the Company of its default in delivering such shares.

The independent directors of Acies are currently conducting a review of the circumstances surrounding this financing as part of a broader review of the company including, without limitation, its cash position, cash flow, past and present use of corporate assets, and the performance of business operations.  A focus of the review is an independent valuation of the Company’s portfolio.  This action was initiated because of extraordinary circumstances, including the following: an urgent need for financing beyond our current credit facility which was not communicated to the Board when first arising in April 2008; uncertainties, in the opinion of the independent directors, surrounding the sources and intended uses of such financing; the resignation of the firm's CFO in May 2008; and other matters.

For a period of thirty days beginning June 13, 2008 during the pendency of the review, the audit committee has passed a resolution limiting the powers of the CEO, Mr. Firer. No conclusions have been reached and shareholders are cautioned not to assume negative implications from this action. Mr. Firer believes he has provided the requested information and the independent directors believe requests for additional information from Mr. Firer are currently outstanding and awaiting reply.

Subsequent to initiation of the review, as previously disclosed on June 18, 2008, certain stockholders of Acies entered into Proxy Agreements with Mr. Firer, President, Chief Executive Officer and Chairman of the Board of Directors of the Company.  Under the Proxy Agreements, the Stockholders appointed Mr. Firer as proxy to vote the shares of stock as determined by Mr. Firer in his sole discretion.  Mr. Firer holds right to vote an aggregate of 27,530,009 shares of the Company, which collectively represents a total of 53.49% of total issued and outstanding shares of the Company, based on 51,469,095 shares of the Company’s issued and outstanding shares.  Under Nevada law, Mr. Firer may effect certain corporate actions requiring a majority vote of shareholders at any time.

As disclosed in previous filings, the Company has a history of operating losses and requires outside capital to maintain operations. There is no assurance that capital can be obtained on terms favorable to shareholders, if at all. If we are unable to raise such additional financing, it would have a materially adverse effect upon our financial condition.

The shares underlying the Note, if issued, would be issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACIES CORPORATION

By: /s/ Oleg Firer
Name: Oleg Firer
Title: Chairman of the Board, President and Chief Executive Officer

Date:  July 11, 2008